Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Announces Withdrawal

of Common Stock Offering

ARLINGTON, VA, Wednesday, July 28, 2010 - Virginia Commerce Bancorp, Inc. (NASDAQ: VCBI), the holding company for Virginia Commerce Bank, a Virginia chartered commercial bank which is a member of the Federal Reserve System, today announced that it has withdrawn its public offering of $75 million in common stock.

Peter A. Converse, Chief Executive Officer, said, “Because of an unfavorable change in market conditions, the Board of Directors decided it was not in the best interests of our stockholders to proceed with the holding company’s previously announced offering, as the potential pricing did not meet our minimum criteria.”

Converse added, “We just reported a third consecutive quarter of improved profits as well as a meaningful reduction in non-performing assets, and we believe that these trends will continue in the right direction. The holding company and the Bank are well-capitalized, and we remain committed to our strategic objectives to enhance stockholder value.”

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one Wealth Management Services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies. When we use words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases, you should consider them as identifying forward-looking statements, which are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Treasurer and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com